Exhibit 3.2

L O C K H E E D    M A R T I N    C O R P O R A T I O N

B Y L A W S

Adopted August 26, 1994

(Amended February 6, 1995)

(Amended April 27, 1995)

(Amended September 28, 1995)

(Amended January 1, 1996)

(Amended January 7, 1996)

(Amended April 25, 1996)

(Amended January 23, 1997)

(Amended September 25, 1997)

(Amended October 23, 1997)

(Amended January 22, 1998)

(Amended June 26, 1998)

(Amended July 23, 1998)

(Amended April 22, 1999)

(Amended October 28, 1999)

(Amended February 24, 2000)

(Amended June 14, 2000)

(Amended April 24, 2003)

(Amended August 7, 2003)

(Amended September 25, 2003)

(Amended January 22, 2004)

BYLAWS

OF

LOCKHEED MARTIN CORPORATION

ARTICLE I

STOCKHOLDERS

ARTICLE II

BOARD OF DIRECTORS

i

(Continued)

ARTICLE III

COMMITTEES

ARTICLE IV

OFFICERS

ARTICLE V

STOCK

Section 5.01.	Certificates	19
Section 5.02.	Transfer of Shares	19
Section 5.03.	Transfer Agents and Registrars	20
Section 5.04.	Stock Ledgers	20
Section 5.05.	Record Dates	20
Section 5.06.	New Certificates	20

ii

(Continued)

ARTICLE VI

INDEMNIFICATION

Section 6.01.	Indemnification of Directors, Officers, and Employees	20
Section 6.02.	Standard	21
Section 6.03.	Advance Payment of Expenses	21
Section 6.04.	General	21

ARTICLE VII

SUNDRY PROVISIONS

Section 7.01.	Seal	22
Section 7.02.	Voting of Stock in Other Corporations	22
Section 7.03.	Amendments	22

iii

BYLAWS

OF

LOCKHEED MARTIN CORPORATION

(Incorporated under the laws of Maryland, August 26, 1994, and herein referred to as the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1.01.    ANNUAL MEETINGS.    The Corporation shall hold an annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation at such date during the month of April in each year as shall be determined by the Board of Directors. Subject to Article I, Section 1.11 of these Bylaws, any business of the Corporation may be transacted at such annual meeting. Failure to hold an annual meeting at the designated time shall not, however, invalidate the corporate existence or affect otherwise valid corporate acts.

Section 1.02.    SPECIAL MEETINGS.    At any time in the interval between annual meetings, special meetings of the stockholders may be called by the Chairman of the Board, Chief Executive Officer, or by the Board of Directors or by the Executive Committee by vote at a meeting or in writing with or without a meeting. Special meetings of stockholders shall also be called by the Secretary of the Corporation on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Section 1.03.    PLACE OF MEETINGS.    All meetings of stockholders shall be held at such place within the United States as may be designated in the notice of meeting.

Section 1.04.    NOTICE OF MEETINGS.    Not less than thirty (30) days nor more than ninety (90) days before the date of every stockholders’ meeting, the Secretary shall give to each stockholder entitled to vote at such meeting and each other stockholder entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, either by mail or by presenting it to him or her personally or by leaving it at his or her residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at his or her post office address as it appears on the records of the Corporation, with postage thereon prepaid. Notwithstanding the foregoing provision for notice, a waiver of notice in writing, signed by the person or persons entitled to such notice and filed with the records of the meeting, whether before or after the holding thereof, or actual attendance at the meeting in person or by proxy, shall be deemed equivalent to the giving of such notice to such persons. Any meeting of stockholders, annual or special, may adjourn from time to time without further notice to a date not more than one hundred twenty (120) days after the original record date at the same or some other place.

Section 1.05.    CONDUCT OF MEETINGS.    Each meeting of stockholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine subject to the requirements of applicable law and the Charter. The Chairman of the Board, or in his or her absence the Chief Executive Officer, or in their absence the person designated in writing by the Chairman of the Board, or if no person is so designated, then a person designated by the Board of Directors, shall preside as chairman of the meeting; if no person is so designated, then the meeting shall choose a chairman by a majority of all votes cast at a meeting at which a quorum is present. The Secretary or in the absence of the Secretary a person designated by the chairman of the meeting shall act as secretary of the meeting.

Section 1.06.    QUORUM.    At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes thereat shall constitute a quorum; but this section shall not affect any requirement under statute or under the Charter of the Corporation for the vote necessary for the adoption of any measure. In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time to a date not more than 120 days after the original record date until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 1.07.    VOTES REQUIRED.    Unless applicable law or the Charter of the Corporation provides otherwise, at a meeting of stockholders, the vote of a majority of the votes entitled to be cast at a meeting, duly called and at which a quorum is present, shall be required to take or authorize action upon any matter which may properly come before the meeting. Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders; but no share shall be entitled to any vote if any installment payable thereon is overdue and unpaid.

Section 1.08.    PROXIES.    A stockholder may vote shares of the Corporation’s capital stock that are entitled to be voted and are owned of record by such stockholder either in person or by proxy in any manner permitted by Section 2-507 of the Maryland General Corporation Law, as in effect from time to time. No proxy shall be valid more than eleven (11) months after its date, unless otherwise provided in the proxy.

Section 1.09.    LIST OF STOCKHOLDERS.    At each meeting of stockholders, a true and complete list of all stockholders entitled to vote at such meeting, stating the number and class of shares held by each, shall be furnished by the Secretary.

Section 1.10.    INSPECTORS OF ELECTION.    In advance of any meeting of stockholders, the Board of Directors may appoint Inspectors of Election to act at such meeting or at any adjournment or adjournments thereof. If such Inspectors are not so appointed or fail or refuse to act, the chairman of any such meeting, upon the demand of stockholders present in person or by proxy entitled to cast 25% of all the votes entitled to be cast at the meeting, shall make such appointments.

If there are three (3) or more Inspectors of Election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all. The Inspectors of Election shall determine the number of shares outstanding, the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; shall receive votes, ballots, assents or consents, hear and determine all challenges and questions in any way arising in connection with the vote, count and tabulate all votes, assents and consents, and determine the result; and do such acts as may be proper to conduct the election and the vote with fairness to all stockholders. On request, the Inspectors shall make a report in writing of any challenge, question or matter determined by them, and shall make and execute a certificate of any fact found by them.

No such Inspector need be a stockholder of the Corporation.

Section 1.11.    DIRECTOR NOMINATIONS AND STOCKHOLDER BUSINESS.

(a)    Nominations and Stockholder Business at Annual Meetings of Stockholders.    Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 1.11(a), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 1.11(a).

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 1.11, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of mailing of the notice for the annual meeting is advanced or delayed by more than thirty (30) days from the anniversary date of mailing of the notice for the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the one-hundred twentieth (120th) day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of mailing of the notice for such annual meeting or the tenth (10th) day following the day on which public announcement of the date of mailing of the notice for such meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (A) the name, age, business address and residence address of such person, (B) the class and number of shares of capital stock of the Corporation that are beneficially owned by such person, and (C) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder (including any anticipated benefit to the stockholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (y) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

Notwithstanding anything in this paragraph (a) of this Section 1.11 to the contrary, in the event that Section 2.02 of these Bylaws is amended, altered or repealed so as to increase or decrease the maximum or minimum number of directors and there is no public announcement of such action at least one-hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)    Director Nominations and Stockholder Business at Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 1.11, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 1.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a) of this Section 1.11 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one-hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(c)    General.    Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 and Article II, Section 2.04 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance with this Section 1.11, to declare that such defective nomination or proposal be disregarded.

For purposes of this Section 1.11, (a) the “date of mailing of the notice” shall mean the date of the proxy statement for the solicitation of proxies for election of directors and (b) “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones New Service, Associated Press or comparable news service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.11. Nothing in this Section 1.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals, nor the right of the Corporation to omit a proposal from, in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01.    POWERS.    The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. The Board of Directors may exercise all the powers of the Corporation, except such as are by statute or the Charter or the Bylaws conferred upon or reserved to the stockholders.

Section 2.02.    NUMBER OF DIRECTORS.    The number of directors of the Corporation shall be not less than twelve (12) nor more than twenty-five (25). By vote of a majority of the Board of Directors, the number of directors may be increased or decreased, from time to time, within the limits above specified; provided, however, that except as set forth in the Charter of the Corporation, the tenure of office of a director shall not be affected by any decrease in the number of directors so made by the Board.

Section 2.03.    ELECTION OF DIRECTORS.    Except as set forth in the Charter of the Corporation, the members of the Board of Directors shall be elected each year at the annual meeting of stockholders, and each director shall hold office until the next annual meeting of stockholders held after his or her election and until his or her successor will have been elected and qualified. No person, other than a person granted an exemption from this provision by the Board of Directors, shall be eligible to be elected as a director for a term which expires after the first annual meeting of stockholders after he or she reaches the age of 72 years.

Section 2.04.    CHAIRMAN OF THE BOARD.    The Board of Directors shall designate from its membership a Chairman of the Board, who shall preside at all meetings of the stockholders and of the Board of Directors. He may sign with the Secretary or an Assistant Secretary certificates of stock of the Corporation, and he shall perform such other duties as may be prescribed by the Board of Directors.

Section 2.05.    REMOVAL.    Any director or the Board of Directors may be removed from office as a director at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of at least 80% of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast at an annual election of directors, voting together as a single class.

Section 2.06.    VACANCIES.    Vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. Vacancies resulting from an increase in the number of directors shall be filled only by a majority vote of the Board of Directors. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor will have been elected and qualified.

Section 2.07.    REGULAR MEETINGS.    After each meeting of stockholders at which a Board of Directors, or any class thereof, shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business, at such time and place within or without the State of Maryland as may be designated by the Board of Directors. Other regular meetings of the Board of Directors shall be held on such dates and at such places within or without the State of Maryland as may be designated from time to time by the Board of Directors.

Section 2.08.    SPECIAL MEETINGS.    Special meetings of the Board of Directors may be called at any time, at any place, and for any purpose by the Chairman of the Board, the Chief Executive Officer, the Chairman of the Executive Committee, any three (3) directors, or by any officer of the Corporation upon the request of a majority of the Board.

Section 2.09.    NOTICE OF MEETINGS.    Notice of the place, day, and hour of every regular and special meeting of the Board of Directors shall be given to each director twenty-four (24) hours (or more) before the meeting, by telephoning the notice to such director, or by delivering the notice to him or her personally, or by sending the notice to him or her by telegraph, or by facsimile, or by leaving the notice at his or her residence or usual place of business, or, in the alternative, by mailing such notice three (3) days (or more) before the meeting, postage prepaid, and addressed to him or her at his or her last known post office address, according to the records of the Corporation. If mailed, such notice shall be deemed to be given when deposited in the United States mail, properly addressed, with postage thereon prepaid. If notice be given by telegram or by facsimile, such notice shall be deemed to be given when the telegram is delivered to the telegraph company or when the facsimile is transmitted. If the notice be given by telephone or by personal delivery, such notice shall be deemed to be given at the time of the communication or delivery. Unless required by these Bylaws or by resolution of the Board of Directors, no notice of any meeting of the Board of Directors need state the business to be transacted thereat. No notice of any meeting of the Board of Directors need be given to any director who attends or to any director who, in a writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no further notice need be given of any such adjourned meeting.

Section 2.10.    PRESENCE AT MEETING.    Members of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in this manner shall constitute presence in person at the meeting.

Section 2.11.    PRESIDING OFFICER AND SECRETARY AT MEETINGS.    Each meeting of the Board of Directors shall be presided over by the Chairman of the Board of Directors or in his or her absence by the Chief Executive Officer or if neither is present by such member of the Board of Directors as shall be chosen by the meeting. The Secretary, or in his or her absence an Assistant Secretary, shall act as secretary of the meeting, or if no such officer is present, a secretary of the meeting shall be designated by the person presiding over the meeting.

Section 2.12.    QUORUM.    At all meetings of the Board of Directors, a majority of the Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which it is by statute, by the Charter, or by the Bylaws otherwise provided, the vote of a majority of such quorum at a duly constituted meeting shall be sufficient to pass any measure. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.13.    COMPENSATION.    Directors shall not receive any stated salary for their services as Directors but, by resolution of the Board of Directors, annual retainers, fees and expenses of attendance, if any, may be provided to Directors for attendance at each annual, regular or special meeting of the Board of Directors or of any committee thereof; but nothing contained herein shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.14.    VOTING OF SHARES BY CERTAIN HOLDERS.    Notwithstanding any other provision of the Charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

COMMITTEES

Section 3.01.    EXECUTIVE COMMITTEE.    The Board of Directors, by resolution adopted by a majority of the Board of Directors, may provide for an Executive Committee of two (2) or more directors. If provision be made for an Executive Committee, the members thereof shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. During the intervals between the meetings of the Board of Directors, the Executive Committee shall possess and may exercise such powers in the management of the business and affairs of the Corporation as may be authorized by the Board of Directors, subject to applicable law. All action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action, and shall be subject to revision and alteration by the Board of Directors. Vacancies in the Executive Committee shall be filled by the Board of Directors.

Section 3.02.    STRATEGIC AFFAIRS AND FINANCE COMMITTEE.    The Board of Directors by resolution adopted by a majority of the Board of Directors may provide for a Strategic Affairs and Finance Committee (“the Committee”) of three (3) or more directors. If provision is made for a Committee, the members of the Committee shall be elected by and serve at the pleasure of the Board of Directors. The Board of Directors shall designate a chairman from among the membership of the Committee. The Committee shall have responsibility for reviewing and recommending to the Board of Directors management’s long-term strategy for the Corporation, which shall include the allocation of corporate resources. The Committee will review and recommend to the Board of Directors certain strategic decisions regarding exit from existing lines of business and entry into new lines of business, acquisitions, joint ventures, investments or dispositions of businesses and assets, and the financing of related transactions. The Committee will review the allocation of corporate resources recommended by management, including the relationship of activities and allocations with the long-term business objectives and strategic plans of the Corporation. The Committee will review the financial condition of the Corporation, the status of all benefit plans and proposed changes to the capital structure of the Corporation, including the incurrence of indebtedness and the issuance of additional equity securities, and will make related recommendations to the Board of Directors for adoption. It will also review on an annual basis the proposed capital expenditure and contributions budgets of the Corporation and make recommendations to the Board of Directors for their adoption. The Committee shall, except when such powers are by statute, the Charter or the Bylaws either reserved to the Board of Directors or delegated to another committee of the Board of Directors, possess all of the powers of the Board of Directors in the management of the strategic and financial affairs of the Corporation. All action by the Committee shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to revision and alteration by the Board of Directors. Vacancies on the Committee shall be filled by the Board of Directors.

Section 3.03.    AUDIT AND ETHICS COMMITTEE.    Membership:  The Audit and Ethics Committee shall consist of three (3) or more directors who meet the independence and financial literacy and expertise requirements of the New York Stock Exchange. The members of the Audit and Ethics Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate from among the membership of the Audit and Ethics Committee a chairman. Upon recommendation by the Nominating and Corporate Governance Committee, the Board may remove any committee member at any time.

Purposes:  The purpose of the Audit and Ethics Committee shall be to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Corporation’s independent auditors, (iv) the performance of the Corporation’s internal audit function and (v) the Corporation’s Code of Ethics and Business Conduct. The Audit and Ethics Committee shall, except when such powers are by statute or regulation reserved to the Board of Directors, possess and may exercise the powers of the Board of Directors relating to all accounting and auditing matters for the Corporation.

Responsibilities: In order to achieve the purposes outlined in this charter, the Audit and Ethics Committee shall be assigned the following responsibilities:

1.     Independent Auditors.

(a)    Be directly responsible for the appointment, compensation, retention, oversight and termination of the independent auditors, which auditors shall report directly to the Audit and Ethics Committee;

(b)    Ensure that the independent auditors submit on a periodic basis (but at least annually) to the Audit and Ethics Committee a report delineating all relationships between the independent auditor and the Corporation and have authority to take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence;

(c)    Ensure that the independent auditors submit on a periodic basis (but at least annually) to the Audit and Ethics Committee a report or reports describing (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues; and have authority to take appropriate action in response to any such report;

(d)    Pre-approve the audit, audit-related and non-audit services to be provided by the Corporation’s independent auditors, and the related fees, pursuant to pre-approval policies and procedures established by the Audit and Ethics Committee;

(e)    Review with the independent auditors any audit problems or difficulties and management’s response thereto, and be directly responsible for the resolution of disagreements between management and the independent auditors regarding the Corporation’s financial reporting;

(f)    Require that the independent auditors advise the Audit and Ethics Committee of any matters identified during reviews of quarterly financial statements or audits of annual financial statements which are required to be communicated to the Audit and Ethics Committee by the independent auditors under generally accepted auditing standards, and that the independent auditors provide such communication prior to the related quarterly or annual press release and, if not practicable, prior to filing the related SEC filings on Form 10-Q or Form 10-K;

(g)    Evaluate the independent auditors’ qualifications, performance and independence, including evaluation of the lead partner of the independent auditor, and monitor the rotation of the lead partner;

(h)    Establish policies for the Corporation’s hiring of current or former employees of the independent auditors.

2.    Internal Auditors.    Review the qualifications and work of the Corporation’s internal audit staff, the scope of the internal audit staff’s work plan for the year, its budget and staffing and, as appropriate, review significant findings and management’s actions to address these findings.

3.    Financial Statements, Disclosures and Related Matters.

(a)    Review with the Corporation’s management and the independent auditors, as appropriate, the following:

(i)    Any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

(ii)    Any analyses prepared by management and/or the independent auditors setting forth significant accounting and financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative methods under generally accepted accounting principles on the financial statements;

(iii)    The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; and

(iv)    The type and presentation of information included in its earnings press releases, paying particular attention to the use of non-GAAP financial information, and financial information and earnings guidance provided to analysts and rating agencies.

(b)    Prior to filing with the SEC, review with management and the independent auditors:

(i)    the Corporation’s annual audited financial statements to be filed on Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Corporation’s 10-K, with the review to include: (x) the independent auditors’ judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements and (y) the disclosure included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

(ii)    the Corporation’s quarterly financial statements to be filed on Form 10-Q, with the review to include the disclosures included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(c)    Obtain and review a report from the independent auditors, prior to filing of the Form 10-K with the SEC, related to the Corporation’s critical accounting policies and practices used; all alternative treatments under generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternatives and the independent auditors’ preferred treatment; and other material written communication between the independent auditors and management, as appropriate; and

(d)    Prepare an Audit and Ethics Committee report as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

4.    Other Risk Management Matters.    Review the Corporation’s policies and practices with respect to risk assessment and risk management, including discussing with management the Corporation’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

5.    Other Compliance Matters.

(a)    Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and review any complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures;

(b) Monitor compliance with the Code of Ethics and Business Conduct, and review and resolve all matters of concern presented to it by the Corporate Steering Committee on Ethics and Business Conduct or the Corporate Ethics Office;

(c)    Review and monitor on a periodic basis the adequacy of the Corporation’s policies and procedures with respect to environmental, health and safety laws and regulations, including the Corporation’s record of compliance with such laws and regulations; and

(d)    Review with the General Counsel the status of pending claims, litigation and other legal matters on a periodic basis.

6.    Committee Self-Assessment.    The Audit and Ethics Committee shall annually conduct a performance evaluation of the Committee.

Authorities:    In furtherance of its responsibilities, the Audit and Ethics Committee shall have the power to investigate any matter falling within its jurisdiction, and it shall also possess the following authorities:

1.    Outside Advisors.    The Audit and Ethics Committee may retain, at the Corporation’s expense, special legal, accounting or other advisors and may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit and Ethics Committee.

2.    Delegated Authority.    The Audit and Ethics Committee shall perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

3.    Subcommittees.    The Audit and Ethics Committee may delegate its authority to subcommittees (which may consist of 1 or more members of the Committee) when it deems appropriate and in the best interests of the Corporation.

4.    Reports to Board of Directors.    The Committee shall report regularly to the Board of Directors.

5.    Committee Charter.    The Committee shall review and recommend to the Board of Directors the adequacy of its charter and proposed changes annually or as otherwise needed.

Procedures:  The Audit and Ethics Committee shall hold at least four meetings each year, and shall at least annually meet in executive session and periodically in executive session with representatives of the Corporation’s independent auditors, management and internal audit department.

Limitations Inherent in the Audit and Ethics Committee’s Role:  While the Audit and Ethics Committee has the responsibilities and powers set forth in this charter, it is not the responsibility of the Audit and Ethics Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States. This is the responsibility of management and the independent auditors. Nor is it the responsibility of the Audit and Ethics Committee to assure compliance with laws and regulations and the Corporation’s Code of Ethics and Business Conduct.

Section 3.04(a).    MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. Membership:    The Management Development and Compensation Committee shall consist of three (3) or more

Directors who meet the independence requirements of the New York Stock Exchange. The members of the Management Development and Compensation Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate from among the membership of the Management Development and Compensation Committee a committee chairman. Upon recommendation by the Nominating and Corporate Governance Committee, the Board may remove any committee member at any time.

Purposes:  The Management Development and Compensation Committee shall make recommendations to the Board of Directors concerning the compensation of the Corporation’s executives and produce an annual report on executive compensation for inclusion in the Corporation’s annual proxy statement.

Responsibilities:  In order to achieve the purposes outlined in this charter, the Management Development and Compensation Committee shall be assigned the following responsibilities:

1.    Compensation of Chief Executive Officer.    Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance in light of those goals and objectives; and recommend to the Board of Directors the Chief Executive Officer’s compensation level based on this evaluation.

2.    Compensation of Senior Officers.    Review proposed candidates for senior officer positions and their development plans and recommend to the Board of Directors the compensation to be paid for services of senior elected officers of the Corporation as established by resolution of the Board from time to time.

3.    Appraise management performance/other elected officers.    Appraise the performance of management and have the power to fix the compensation of all other elected officers.

4.    Other benefits.    Make recommendations to the board with respect to incentive-compensation plans which shall include the power to approve the benefits provided by any bonus, supplemental, and special compensation plans, including pension, insurance, and health plans, but excluding performance-based executive compensation plans, and such powers as are by statute or the Charter or the Bylaws reserved to the full Board of Directors.

5.    Committee Self-Assessment.    The Management Development and Compensation Committee shall annually conduct a performance evaluation of the committee.

Authorities:  In furtherance of its responsibilities, the Management Development and Compensation Committee shall possess the following authorities:

1.    Outside Advisors.    The Committee may retain, at company expense, any outside advisor, including outside counsel and consulting firms to assist in evaluating executive compensation.

2.    Delegated Authority.    The Committee may perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

3.    Reports to Board of Directors.    The Committee shall report all action by the Management Development and Compensation Committee to the Board of Directors at its meeting next succeeding such action, which (except as specifically reserved to the Management Development and Compensation Committee by statute or the Charter or these Bylaws) shall be subject to revision and alteration by the Board of Directors.

4.    Committee Charter.    The Committee shall review and recommend to the Board of Directors the adequacy of its charter and proposed changes annually or as otherwise needed.

Section 3.04(b).    STOCK OPTION SUBCOMMITTEE. Membership:  The Stock Option Subcommittee shall consist of three (3) or more Directors of the Management Development and Compensation Committee who meet the qualifications of an independent director under Section 162(m) of the Internal Revenue Code. The members of the Stock Option Subcommittee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate from among the membership of the Stock Option

Subcommittee a chairman. Upon recommendation by the Nominating and Corporate Governance Committee, the Board may remove any Subcommittee member at any time.

Responsibilities:  In order to achieve the purposes outlined in this charter, the Stock Option Subcommittee shall be assigned the following responsibilities:

1.    Equity or Performance-based executive compensation.    The Stock Option Subcommittee shall serve as the Stock Option Subcommittee of the Board and shall administer any equity or performance-based executive compensation plan and approve awards granted thereunder.

Authorities:  In furtherance of its responsibilities, the Stock Option Subcommittee shall possess the following authorities:

1.    Outside Advisors.    The Subcommittee may retain, at company expense, any outside advisor, including outside counsel and consulting firms to assist in evaluating executive compensation.

2.    Delegated Authority.    The Subcommittee may perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

3.    Reports to Board of Directors.    The Subcommittee shall report all action by the Stock Option Subcommittee to the Board of Directors at its meeting next succeeding such action, which (except as specifically reserved to the Stock Option Subcommittee by statute or the Charter or these Bylaws) shall be subject to revision and alteration by the Board of Directors.

4.    Subcommittee Charter.    The Subcommittee shall review and recommend to the Board of Directors the adequacy of its charter and proposed changes annually or as otherwise needed.

Section 3.05.    NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. Membership: The Nominating and Corporate Governance Committee shall consist of three (3) or more Directors who meet the independence requirements of the New York Stock Exchange. The members of the Nominating and Corporate Governance Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate from among the membership of the Nominating and Corporate Governance Committee a committee chairman. Upon recommendation by the Nominating and Corporate Governance Committee, the Board may remove any committee member at any time.

Purposes:  The Nominating and Corporate Governance Committee shall make recommendations to the Board of Directors concerning the composition of the Board and its committees including size and qualifications for membership; recommend to the Board the role of the Board in the corporate governance process; and oversee the evaluation of the Board of Directors and its committees.

Responsibilities:  In order to achieve the purposes outlined in this charter, the Nominating and Corporate Governance Committee shall be assigned the following responsibilities:

1.    Nominees for Election to Board of Directors.    Recommend to the Board of Directors nominees for election to fill any vacancy occurring in the Board and fill new positions created by an increase in the authorized number of directors of the Corporation. Each year, the Nominating and Corporate Governance Committee shall recommend to the Board of Directors a slate of directors to serve as management’s nominees for election by the stockholders at the annual meeting. The Committee shall annually review the criteria for selection of director nominees and shall identify individuals for nomination as directors of the Corporation whose selection is consistent with the corporate governance guidelines of the Board of Directors.

2.    Board and Committee Organization and Assignments.    Oversee the organization and function of the Board’s committees; each year, the committee shall recommend to the Board of Directors the membership of each committee to be effective following the Annual Meeting of Shareholders. The Committee shall recommend the filling of any vacancy occurring on a committee, as needed.

3.    Corporate Governance Guidelines.    Develop and recommend to the Board of Directors corporate governance guidelines applicable to the Corporation and compliant with application requirements, which shall be reviewed annually or more frequently, as appropriate.

4.    Compensation of Directors.    Review and recommend to the Board of Directors the compensation of the Board of Directors, including the nature and adequacy of director and officer indemnification and liability insurance.

5.    Board and Committee Self-Assessments.    Develop and recommend to the Board of Directors an annual self-evaluation of the Board and each of its committees. The Nominating and Corporate Governance Committee shall annually conduct a performance evaluation of the committee.

6.    Presiding Director.    The Chair of the Nominating and Corporate Governance Committee shall preside as Chair at Board of Directors meetings while in non-employee executive sessions of the Board, or when the Chairman of the Board is ill, absent, incapacitated or otherwise unable to carry out the duties of Chairman.

Authorities:  In furtherance of its responsibilities, the Nominating and Corporate Governance Committee shall possess the following authorities:

1.    Outside Advisors.    The Committee may retain, at company expense, any outside advisor, including outside counsel and search firms to assist in identifying director candidates.

2.    Delegated Authority.    The Committee may perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

3.    Reports to Board of Directors.    The Committee shall report all action by the Nominating and Corporate Governance Committee to the Board of Directors at its meeting next succeeding such action, which shall be subject to revision and alteration by the Board of Directors.

4.    Committee Charter.    The Committee shall review and recommend to the Board of Directors the adequacy of its charter and proposed changes annually or as otherwise needed.

Section 3.06.    OTHER COMMITTEES.    The Board of Directors may by resolution provide for such other standing or special committees, composed of two (2) or more directors, and discontinue the same at its pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be assigned to it by the Board of Directors.

Section 3.07.    MEETINGS OF COMMITTEES.    Each committee of the Board of Directors shall fix its own rules of procedure, consistent with the provisions of any rules or resolutions of the Board of Directors governing such committee, and shall meet as provided by such rules or by resolution of the Board of Directors, and it shall also meet at the call of its chairman or any two (2) members of such committee. Unless otherwise provided by such rules or by such resolution, the provisions of the article of these Bylaws entitled the “Board of Directors” relating to the place of holding and notice required of meetings of the Board of Directors shall govern committees of the Board of Directors. A majority of each committee shall constitute a quorum thereof; provided, however, that in the absence of any member of such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in the place of such absent member. Except in cases in which it is otherwise provided by the rules of such committee or by resolution of the Board of Directors, the vote of a majority of such quorum at a duly constituted meeting shall be sufficient to pass any measure.

ARTICLE IV

OFFICERS

Section 4.01.    EXECUTIVE OFFICERS—ELECTION AND TERM OF OFFICE.    The Executive Officers of the Corporation shall be a Chairman of the Board, who shall also be the Chief Executive Officer, a

President, such number of Vice Presidents as the Board of Directors may determine, a Secretary and a Treasurer. The Chairman and Chief Executive Officer and the President shall be chosen from among the Directors. The Executive Officers shall be elected annually by the Board of Directors at its first meeting following each annual meeting of stockholders and each such officer shall hold office until the corresponding meeting of the Board of Directors in the next year and until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she shall have resigned, or shall have been removed from office in the manner provided in this Article IV. Any vacancy in any of the above offices may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.02.    CHAIRMAN OF THE BOARD.    The Chairman of the Board shall be the Chief Executive Officer of the Corporation and shall preside at all meetings of the stockholders and of the Board of Directors. He shall serve as a member of the Executive Committee and, in the absence of the Chairman of the Executive Committee, preside at all meetings of the Executive Committee. Subject to the authority of the Board of Directors, he shall have general charge and supervision of the business and affairs of the Corporation. He shall have the authority to sign and execute in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments. He shall have the authority to vote stock in other corporations, and he shall perform such other duties of management as may be prescribed by resolution or as otherwise may be assigned to him by the Board of Directors. He shall have the authority to delegate such authorization and power as vested in him by these Bylaws to some other officer or employee or agent of the Corporation as he shall deem appropriate.

Section 4.03.    PRESIDENT.    The President shall be the Chief Operating Officer of the Corporation. He or she shall have general charge and supervision of the operations of the Corporation and shall have such other powers and duties of management as from time to time may be assigned to him or her by the Board of Directors or the Chief Executive Officer.

Section 4.04.    VICE PRESIDENTS.    The Corporation shall have one (1) or more Vice Presidents, including Executive and Senior Vice Presidents as appropriate, as elected from time to time by the Board of Directors. The Vice Presidents shall perform such duties as from time to time may be assigned to them by the President.

Section 4.05.    SECRETARY.    The Secretary shall attend all meetings of the stockholders and of the Board of Directors and record all votes and minutes or proceedings, in books provided for that purpose; shall see that all notices of such meetings are duly given in accordance with the provisions of the Bylaws of the Corporation, or as required by law; may sign certificates of stock of the Corporation with the Chairman of the Board; shall be custodian of the corporate seal; shall see that the corporate seal is affixed to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized, and when so affixed may attest the same; and in general, shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned to the Secretary by the Chairman of the Board.

Section 4.06.    TREASURER.    The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all monies or other valuable effects in such banks, trust companies, or other depositories as shall, from time to time, be selected by the Board of Directors; and in general, shall render such reports and perform such other duties incident to the office of a treasurer of a corporation, and such other duties as from time to time may be assigned to him or her by the President.

Section 4.07.    SUBORDINATE OFFICERS.    The subordinate officers shall consist of such assistant officers and agents as may be deemed desirable and as may be appointed by the Chief Executive Officer or the President. Each such subordinate officer shall hold office for such period, have such authority and perform such duties as the Chief Executive Officer or the President may prescribe.

Section 4.08.    OTHER OFFICERS AND AGENTS.    The Board of Directors may create such other offices and appoint or provide for the appointment of such other officers and agents, attorneys-in-fact and employees as it shall deem necessary, who shall bear such titles, have such authority, receive such compensation, and provide such security for faithful service and hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 4.09.    WHEN DUTIES OF AN OFFICER MAY BE DELEGATED.    In the case of the absence or disability of an officer of the Corporation or for any other reason that may seem sufficient to the Board of Directors, the Board of Directors, or any officer designated by it, may, for the time being, delegate such officer’s duties and powers to any other person.

Section 4.10.    OFFICERS HOLDING TWO OR MORE OFFICES.    Any two (2) of the above mentioned offices, except those of a Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument be required by law, by the Charter or by these Bylaws, to be executed, acknowledged or verified by any two (2) or more officers.

Section 4.11.    COMPENSATION.    The Board of Directors shall have power to fix the compensation of all officers and employees of the Corporation.

Section 4.12.    RESIGNATIONS.    Any officer may resign at any time by giving written notice to the Board of Directors or to the Chief Executive Officer or the Secretary of the Corporation. Any such resignation shall take effect simultaneously with or at any time subsequent to its delivery as shall be specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.13.    REMOVAL.    Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, if such removal is determined in the judgment of the Board of Directors to be in the best interests of the Corporation, and any officer of the Corporation duly appointed by another officer may be removed, with or without cause, by such officer.

ARTICLE V

STOCK

Section 5.01.    CERTIFICATES.    Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number and kind of shares of stock owned by him or her in the Corporation. Such certificates shall be signed by the Chairman of the Board and countersigned by the Secretary or an Assistant Secretary, and sealed with the seal of the Corporation or a facsimile of such seal. Stock certificates shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors. When certificates for stock of any class are countersigned by a transfer agent, other than the Corporation or its employee, or by a registrar, other than the Corporation or its employee, any other signature on such certificates may be a facsimile. In case any officer of the Corporation who has signed any certificate ceases to be an officer of the Corporation, whether because of death, resignation or otherwise, before such certificate is issued, the certificate may nevertheless be issued and delivered by the Corporation as if the officer had not ceased to be such officer as of the date of its issue.

Section 5.02.    TRANSFER OF SHARES.    Shares of stock shall be transferable only on the books of the Corporation only by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing the shares to be transferred, properly endorsed. The Board of Directors shall have power and authority to make such other rules and regulations concerning the issue, transfer and registration of certificates of stock as it may deem expedient.

Section 5.03.    TRANSFER AGENTS AND REGISTRARS.    The Corporation may have one (1) or more transfer agents and one (1) or more registrars of its stock, whose respective duties the Board of Directors may, from time to time, define. No certificate of stock shall be valid until countersigned by a transfer agent, if the

Corporation has a transfer agent, or until registered by a registrar, if the Corporation has a registrar. The duties of transfer agent and registrar may be combined.

Section 5.04.    STOCK LEDGERS.    Original or duplicate stock ledgers, containing the names and addresses of the stockholders of the Corporation and the number of shares of each class held by them respectively, shall be kept at an office or agency of the Corporation in such city or town as may be designated by the Board of Directors. If no other place is so designated such original or duplicate stock ledgers shall be kept at an office or agency of the Corporation in New York, New York or Bethesda, Maryland.

Section 5.05.    RECORD DATES.    The Board of Directors is hereby empowered to fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any rights, or in order to make a determination of stockholders for any other proper purpose. Such date in any case shall be not more than ninety (90) days and, in case of a meeting of stockholders, not less than thirty (30) days, prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. If a record date is not set and the transfer books are not closed, the record date for the purpose of making any proper determination with respect to stockholders shall be fixed in accordance with applicable law.

Section 5.06.    NEW CERTIFICATES.    In case any certificate of stock is lost, stolen, mutilated or destroyed, the Board of Directors may authorize the issue of a new certificate in place thereof upon such terms and conditions as it may deem advisable; or the Board of Directors may delegate such power to any officer or officers or agents of the Corporation; but the Board of Directors or such officer or officers, in their discretion, may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.

ARTICLE VI

INDEMNIFICATION

Section 6.01.    INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES.    The Corporation shall indemnify and hold harmless to the fullest extent permitted by, and under, applicable law as it presently exists and as is further set forth in Section 6.02 below or as may hereafter be amended any person who is or was a director, officer or employee of the Corporation or who is or was serving at the request of the Corporation as a director, officer or employee of another corporation or entity (including service with employee benefit plans), who by reason of this status or service in that capacity was, is, or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative. Such indemnification shall be against all liability and loss suffered and expenses (including, but not limited to, attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred by the individual in connection with such proceeding; provided, however, that the Corporation shall not be required to indemnify a person in connection with an action, suit or proceeding initiated by such person unless the action, suit or proceeding was authorized by the Board of Directors of the Corporation.

Section 6.02.    STANDARD.    Maryland General Corporation Law Section 2-418, on August 29, 1994, provided generally that a corporation may indemnify any individual made a party to a proceeding by reason of service on behalf of the corporation unless it is established that:

(i)    The act or omission of the individual was material to the matter giving rise to the proceeding; and

(1)    Was committed in bad faith; or

(2)    Was the result of active and deliberate dishonesty; or

(ii)    The individual actually received an improper personal benefit in money, property, or services; or

(iii)    In the case of any criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

Section 6.03.    ADVANCE PAYMENT OF EXPENSES.    The Corporation shall pay or reimburse reasonable expenses in advance of a final disposition of the proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification provided that the individual first provides the Corporation with: (a) a written affirmation of the individual’s good faith belief that the individual meets the standard of conduct necessary for indemnification under the laws of the State of Maryland; and (b) a written undertaking by or on behalf of the individual to repay the amount advanced if it shall ultimately be determined that the applicable standard of conduct has not been met.

Section 6.04.    GENERAL.    The Board of Directors, by resolution, may authorize the management of the Corporation to act for and on behalf of the Corporation in all matters relating to indemnification within any such limits as may be specified from time to time by the Board of Directors, all consistent with applicable law.

The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter of the Corporation, these Bylaws, agreement, vote of the stockholders or disinterested directors or otherwise.

Repeal or modification of this Article VI or the relevant law shall not affect adversely any rights or obligations then existing with respect to any facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such facts.

ARTICLE VII

SUNDRY PROVISIONS

Section 7.01.    SEAL.    The corporate seal of the Corporation shall bear the name of the Corporation and the words “Incorporated 1994 Maryland” and “Corporate Seal.”

Section 7.02.    VOTING OF STOCK IN OTHER CORPORATIONS.    Any shares of stock in other corporations or associations, which may from time to time be held by the Corporation, may be represented and voted at any of the stockholders’ meetings thereof by the Chairman or President of the Corporation or by proxy or proxies appointed by the Chairman or President of the Corporation. The Board of Directors or Chairman, however, may by resolution or delegation appoint some other person or persons to vote such shares, in which case such person or persons shall be entitled to vote such shares upon the production of a certified copy of such resolution or delegation.

Section 7.03.    AMENDMENTS.    The Board of Directors shall have the exclusive power, at any regular or special meeting thereof, to make and adopt new Bylaws, or to amend, alter, or repeal any Bylaws of the Corporation, provided such revisions are not inconsistent with the Charter or statute.